UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 27, 2020

PERCEPTRON, INC.

(Exact name of registrant as specified in charter)

Michigan	0-20206	38-2381442
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

47827 Halyard Drive, Plymouth, MI	48170-2461
(Address of principal executive offices)	(Zip Code)

(734) 414-6100

Registrant’s telephone number, including area code

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value Rights to Purchase Preferred Stock	PRCP	The Nasdaq Stock Market LLC (Nasdaq Global Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Entry into Agreement and Plan of Merger

On September 27, 2020, Perceptron, Inc. a Michigan corporation (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) among Atlas Copco North America LLC, a Delaware limited liability company (“Parent”), Odyssey Acquisition Corp., a Michigan corporation and a wholly owned subsidiary of Parent (“Merger Subsidiary”), and the Company, providing for the merger of Merger Subsidiary with and into the Company (the “Merger” and, collectively with the other transactions contemplated by the Merger Agreement, the “Transactions”), with the Company surviving the Merger as a wholly owned subsidiary of Parent. Parent and Merger Subsidiary are affiliates of Atlas Copco Group. Capitalized terms used herein but not otherwise defined have the meaning set forth in the Merger Agreement.

At the Effective Time, each share of common stock, par value $0.01, of the Company issued and outstanding immediately prior to the Effective Time (each, a “Share”) (other than Shares owned by Parent, the Company (as treasury stock or otherwise) or any of their respective direct or indirect wholly owned Subsidiaries) shall be converted into the right to receive $7.00 per share in cash, without interest (the “Merger Consideration”).

Immediately prior to the Effective Time, subject to the terms and conditions of the Merger Agreement: (i) each outstanding and unexercised option to purchase Shares (a “Stock Option”) granted under the Company Stock Plan, shall, automatically and without any required action on the part of the holder thereof, become immediately vested and be cancelled and converted into the right to receive (without interest) from the Company, at or promptly after the Effective Time, an amount in cash equal to the product of (x) the total number of Shares subject to the Stock Option multiplied by (y) the excess, if any, of the Merger Consideration per Share over the exercise price per Share of such Stock Option, (ii) each outstanding award of restricted stock units (“Restricted Stock Units”) granted under the Company Stock Plan, shall, automatically and without any required action on the part of the holder thereof, become immediately vested and be cancelled and converted into the right to receive (without interest) from the Company, at or promptly after the Effective Time, an amount in cash equal to the product of (x) the total number of Shares subject to such Restricted Stock Unit immediately prior to the Effective Time multiplied by (y) the Merger Consideration per Share, and (iii) each outstanding award of performance share units (“Performance Share Units”) granted under the Company Stock Plan shall, automatically and without any required action on the part of the holder thereof, become immediately vested at the target level of performance, and each such Performance Share Unit shall be cancelled and converted into the right to receive (without interest) from the Company, at or promptly after the Effective Time, an amount in cash equal to the product of (x) the target number of Shares subject to such Performance Share Unit immediately prior to the Effective Time multiplied by (y) the Merger Consideration per Share.

The Board of Directors of the Company (the “Board”) has unanimously determined that the Merger Agreement and the Transactions contemplated thereby, including the Merger, are advisable and in the best interests of the Company and its shareholders and the Board has resolved to recommend to the shareholders of the Company that they vote in favor of the approval of the Merger Agreement and the Merger.

The shareholders of the Company will be asked to vote on the adoption of the Merger Agreement and the Transactions contemplated thereby, including the Merger, at a shareholder meeting that will be held on a date to be announced promptly following the customary Securities and Exchange Commission (“SEC”) proxy clearance process. The closing of the Merger is subject to a condition that the Merger Agreement shall have been duly adopted by holders of Shares constituting the Company Requisite Vote. Consummation of the Merger is also subject to the following conditions: (i) no provision of any applicable Law or regulation and no judgment, injunction, Order or decree shall prohibit the consummation of the Merger upon the terms contemplated in the Merger Agreement, (ii) any applicable waiting period under the Antitrust Laws relating to the Merger shall have expired or been terminated and any approval, clearance, notice or decision approving or not prohibiting the Merger or terminating further investigation of the Merger under the Antitrust Laws relating to the Merger shall have been obtained, (iii) the CFIUS Approval shall have been obtained, (iv) the absence of a material adverse effect on the Company and (v) other customary closing conditions, including the accuracy of the other party’s representations and warranties, and the other party’s compliance with its covenants and agreements contained in the Merger Agreement (subject in the case of this clause (v) to certain materiality qualifiers).

The Merger Agreement contains representations and warranties customary for transactions of this type. The Company has agreed to various customary covenants and agreements, including, among others, agreements to conduct its business in all material respects in the ordinary course during the period between the execution of the Merger Agreement and the Effective Time and not to engage in certain kinds of transactions during this period.

The Company is subject to customary “no-shop” restrictions on its ability to solicit third party proposals relating to alternative transactions or to provide information to and engage in discussions with a third party in relation to an alternative transaction, subject to certain exceptions to permit the Board to comply with its fiduciary duties. Notwithstanding the “no shop” restrictions, prior to obtaining the Company Requisite Vote, the Board may (i) change its recommendation if, in connection with (A) an alternative proposal that did not result from a breach of the “no-shop” restrictions and which the Board determines in good faith, after consultation with outside legal counsel and the Company’s financial advisor, would constitute a Superior Proposal and determines in good faith, after consultation with its outside legal counsel, that the failure of the Board to change its recommendation would be inconsistent with its fiduciary duties, or (B) an Intervening Event and (ii) terminate the Merger Agreement in connection with such Superior Proposal upon the payment of the termination fee (as discussed below). Before the Board may terminate the Merger Agreement to accept a Superior Proposal, the Company must, among other things, provide Parent with a four (4) business day “match right” and, if requested by Parent, the Company will engage in good faith negotiations with Parent to make adjustments in the terms and conditions of the Merger Agreement so that the alternative acquisition proposal would cease to constitute a Superior Proposal. Before the Board may change its recommendation due to an Intervening Event the Company must, among other things, provide Parent with four (4) business days’ notice and, if requested by Parent, will engage in good faith negotiations to enable Parent to make adjustments to the terms of the Merger Agreement so that a change in recommendation is no longer necessary.

The Merger Agreement contains certain termination rights for each of the Company and Parent. In addition to their respective termination rights, and subject to certain limitations, the Company or Parent may terminate the Merger Agreement if the Merger is not consummated by June 27, 2021.

Upon termination of the Merger Agreement in accordance with its terms, under specified circumstances, the Company will be required to pay Parent a termination fee. The termination fee payable by the Company to Parent of $2,100,000 is payable if the Merger Agreement is validly terminated in connection with certain specified circumstances, including if (i) the Company enters into an Alternative Acquisition Agreement with respect to a Superior Proposal, (ii) the Board makes an Adverse Recommendation Change, the Company or any of its Subsidiaries enters into an Alternative Acquisition Agreement, the Company fails to recommend in the proxy statement that the shareholders of the Company approve the Merger Agreement, the Company breaches certain negative and affirmative covenants in the Merger Agreement relating to solicitation of other offers or the Company breaches certain covenants regarding the preparation and filing of proxy materials and the holding of a shareholders meeting to approve and adopt the Merger Agreement, and (iii) subject to certain conditions, (A) an Acquisition Proposal shall have been made publicly or announced to the Company or otherwise made to the Board which Acquisition Proposal has not been withdrawn prior to termination of the Merger Agreement, (B) the Merger Agreement is terminated in accordance with certain provisions of the Merger Agreement and (C) within nine (9) months following the date of such termination of the Merger Agreement, the Company shall have entered into any Alternative Acquisition Agreement (which Alternative Acquisition Agreement shall later be consummated whether or not within such nine-month period) or consummated a transaction related to any Acquisition Proposal (whether or not such Acquisition Proposal is the same as the original Acquisition Proposal made, communicated or publicly disclosed).

In connection with the execution of the Merger Agreement Harbert Discovery Fund, LP, Harbert Discovery Fund GP, LLC, Harbert Fund Advisors, Inc., Harbert Management Corporation, Jack Bryant, Kenan Lucas, Raymond Harbert, (each such person, a “Shareholder”, and, collectively, the “Shareholders”), who collectively hold in the aggregate, as of September 25, 2020, approximately 10.5% of the outstanding Shares entered into a Voting and Support Agreement (the “Voting Agreement”) with Parent. Pursuant to the Voting Agreement, the Shareholders have, among other things, agreed to vote all of their respective Shares (i) in favor of the adoption of the Merger Agreement and the approval of the Transactions, including the Merger and any matter that would reasonably be expected to facilitate the Merger (including any adjournment of any meeting of the shareholders of the Company in order to solicit additional proxies in favor of the adoption of the Merger Agreement), and (ii) against any Acquisition Proposal, any action that could reasonably be expected to cause the Company to breach any covenant, representation, warranty or other obligations of the Company set forth in the Merger Agreement or, among other items, any other agreement or any other action (or failure to act), to the extent such agreement, or other action or failure to act is intended or would reasonably be expected to prevent, interfere with, impair or delay the consummation of the Merger or the Transactions. The Voting Agreement also contains certain standstill, non-solicitation and support provisions and restricts the Shareholders from, among other activities in respect to Acquisition Proposals, soliciting any Acquisition Proposals or engaging in negotiations with any person in respect to an Acquisition Proposal. The obligations and rights under the Voting Agreement terminate upon the earliest of (i) the termination of the Voting Agreement by mutual written consent of Parent and each of the Shareholders, (ii) the termination of the Merger Agreement in accordance with its terms, or (iii) the consummation of the Merger.

The representations and warranties contained in the Merger Agreement were made only for the purposes of the Merger Agreement as of the specific dates therein, and were solely for the benefit of the parties to the Merger Agreement. The representations and warranties contained in the Merger Agreement may be subject to limitations agreed upon by the parties to the Merger Agreement and are qualified by information in confidential disclosure schedules provided in connection with the signing of the Merger Agreement. These confidential disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Merger Agreement. Moreover, certain representations and warranties in the Merger Agreement may be subject to a standard of materiality provided for in the Merger Agreement and have been used for the purpose of allocating risk among the parties, rather than establishing matters of fact. Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company or any of its subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosure.

If the Merger is consummated, the Shares will be delisted from The Nasdaq Stock Market LLC (Nasdaq Global Market) and deregistered under the Securities Exchange Act of 1934.

Entry into Second Amendment to the First Amended and Restated Rights Agreement

On September 27, 2020, the Company and American Stock Transfer & Trust Company, LLC, a New York limited liability company, acting as rights agent, entered into the Second Amendment (the “Amendment”) to the First Amended and Restated Rights Agreement, dated as of August 20, 2015, as amended by the First Amendment to First Amended and Restated Rights Agreement, dated August 20, 2018 (the “Rights Agreement”). Section 26 of the Rights Agreement provides that prior to the Distribution Date, as defined in the Rights Agreement, the Company may supplement or amend any provision of the Rights Agreement without the approval of any holders of Shares. In connection with the execution of the Merger Agreement and the Transactions, the Amendment amends the Rights Agreement to exempt the Merger Agreement, the Voting Agreement, the Merger and the Transactions from the application of the Rights Agreement.

This summary of the principal terms of the Merger Agreement and the Amendment is only a summary and each statement in the summary is qualified in its entirety by reference to these documents, a copy of which are filed as Exhibit 2.1 and Exhibit 4.1, respectively, and each of which are incorporated herein by reference. This summary is intended to provide information regarding the terms of each of the Merger Agreement and the Amendment and is not intended to modify or supplement any factual disclosures about the Company in its public reports filed with the SEC. In particular, the Merger Agreement and Amendment and related summaries are not intended to be, and should not be relied upon as, disclosures regarding any facts and circumstances relating to the Company.

Item 8.01	Other Events

On September 28, 2020, the Company issued a press release announcing the entry into the Merger Agreement. A copy of the press release was filed on Form 8-K dated September 28, 2020 as Exhibit 99.2 thereto and is incorporated herein by reference as Exhibit 99.1.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

This communication does not constitute an offer to buy or sell or the solicitation of an offer to buy or sell any securities or a solicitation of any vote or approval. In connection with the Merger, the Company plans to file relevant materials with the SEC, including a proxy statement on Schedule 14A. Promptly after filing the definitive proxy statement with the SEC, the Company will mail the definitive proxy statement to each shareholder entitled to vote at the annual or special meeting relating to the Merger. This communication is not a substitute for the proxy statement or any other document filed or to be filed by the Company with the SEC in connection with the Merger. INVESTORS AND SHAREHOLDERS ARE URGED TO CAREFULLY READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO AND ANY DOCUMENTS INCORPORATED BY REFERENCE THEREIN) AND ANY OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE MERGER THAT THE COMPANY WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER AND THE PARTIES TO THE MERGER. The definitive proxy statement and other documents relating to the Merger (when they are available) can be obtained free of charge from the SEC’s website at www.sec.gov.

PARTICIPANTS IN SOLICITATION

The Company and certain of its directors and executive officers and certain other members of management and employees may be deemed to be participants in the solicitation of proxies from shareholders of the Company in connection with the Merger under the rules of the SEC. Information regarding the persons who may, under the rules of the SEC, be deemed participants in such solicitation in connection with the Merger will be set forth in the proxy statement if and when it is filed with the SEC. Information about the directors and executive officers of the Company may be found in the Company’s definitive proxy statement for its 2019 annual meeting of shareholders, which was filed with the SEC on September 27, 2019. These documents can be obtained free of charge from the source indicated above. To the extent holdings of such participants in the Company’s securities are not reported, or have changed since the amounts described in the proxy statement for the 2019 annual meeting of shareholders, such changes have been reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC. These documents may be obtained free of charge from the SEC’s website at www.sec.gov or the Company’s website at www.perceptron.com Additional information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC when they become available.

Item 9.01	Financial Statements And Exhibits.

D.    Exhibits.

Exhibit No.	Description

Exhibit 2.1	Agreement and Plan of Merger dated as of September 27, 2020 among Perceptron Inc., Atlas Copco North America LLC and Odyssey Acquisition Corp.*

Exhibit 4.1	Second Amendment to First Amended and Restated Rights Agreement, dated as of September 27, 2020 between Perceptron, Inc. and American Stock Transfer & Trust Company.

Exhibit 99.1	Press Release, dated September 28, 2020 is incorporated by reference to Exhibit 99.2 of the Company’s Form 8-K filed September 28, 2020, File No. 000-20206.

*

Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally to the Securities and Exchange Commission a copy of any omitted schedule upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PERCEPTRON, INC.

Date: September 28, 2020	/s/ Bill Roeschlein
By: Bill Roeschlein
Its: Interim Senior Vice President, Finance and Chief Financial Officer

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